Exhibit 99.1

California Public Utilities Commission Approves and Adopts Partial Settlement in California American Water’s General Rate Case

SACRAMENTO, Calif. – Dec. 6, 2024 – The California Public Utilities Commission (CPUC) approved and adopted a partial settlement agreement in California American Water’s General Rate Case at its meeting on December 5, 2024. The decision adopts a partial settlement between California American Water and the CPUC’s Public Advocates Office.

The decision provides incremental annualized water and wastewater revenues of approximately $20.9 million in test year 2024, approximately $15.9 million for escalation year 2025 and approximately $15.9 million for attrition year 2026. The Commission’s decision is retroactive to January 1, 2024. California American Water expects to implement new rates in February 2025.

The decision also authorizes $390 million in new infrastructure investment to maintain high-quality water and wastewater service. These investments include upgrades to distribution systems, treatment facilities, storage tanks and pump stations, and are necessary to maintain and improve water quality, reliability, fire protection as well as customer service for the communities served by California American Water.

In its application, California American Water proposed to continue full rate decoupling and sales adjustment mechanisms that promote affordability and conservation-oriented rate design.

The CPUC’s decision includes approval of an important sales adjustment mechanism, which reflects the understanding that water sales forecasting is difficult and should be adjusted annually to reflect current data. The decision does not recognize the importance of a decoupling mechanism in promoting affordable rates and conservation. Decoupling separates water revenue from water sales volume and is commonly used by energy utilities. In 2022, the Legislature passed SB 1469, which expressed a clear legislative intent in support of decoupling for CPUC regulated water utilities. In 2024, the California Supreme Court struck down the CPUC’s prohibition on the use of decoupling by water utilities. California American Water intends to evaluate filing an application for rehearing with the CPUC and is exploring other avenues to help ensure that customers can achieve the affordability and conservation benefits associated with decoupling and sales adjustments mechanisms.

“The CPUC's decision overlooks the importance of decoupling to allow California American Water to be a leader in ensuring affordable rates and promoting conservation for our customers," said California American Water President Kevin Tilden. "This mechanism, widely used by energy utilities and proven effective, has strong support from state legislators.”

As part of the settlement, California American Water received adjustments strengthening its Customer Assistance Program. Discounts increased from 20 percent to 25 percent off the typical bill for qualified residential customers in Northern and Southern California and from 30 percent to 35 percent for qualified customers in Central California. Information about the Customer Assistance Program and customer applications as well as information about other assistance programs can be found at www.californiaamwater.com under Customer Service & Billing, Bill Paying Assistance.

Rate cases are proceedings used to address the capital investment needed for infrastructure, the costs of operating and maintaining the utility system and the allocation of those costs among customer classes. Large, regulated water utilities like California American Water are required by law to file a General Rate Case every three years with the CPUC to set revenues and rates.

Customers will receive specific information about rates in their bill in each of California American Water’s water and wastewater service areas, as well as information about customer assistance and conservation programs. Specific information will also be available on the company’s website at www.californiaamwater.com under Customer Service & Billing, Water and Wastewater Rates.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, the outcome of California American Water’s application for rehearing and the effective date of new water and wastewater rates. These statements are based on the current expectations of management of California American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) the resolution by the CPUC of any issue as to which California American Water files an application for rehearing; (2) the occurrence of benefits to California American Water arising from the CPUC’s decision; (3) unexpected costs, liabilities or delays associated with the resolution of any such application for rehearing filed by California American Water; (4) regulatory, legislative, local, municipal or other actions adversely affecting California American Water specifically or the water and wastewater industries generally, including with respect to the potential condemnation of California American Water’s water system assets located on the Monterey peninsula; and (5) other economic, business and other factors.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About California American Water
California American Water, a subsidiary of American Water, provides high-quality and reliable water and wastewater services to approximately 700,000 people. For more information, visit www.californiaamwater.com and follow California American Water on LinkedIn, Facebook, X, and Instagram.

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MEDIA CONTACT:
Evan Jacobs
Sr. Director, Business Development & External Affairs
707-495-6135
evan.jacobs@amwater.com